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Exhibit 10.3

AGREEMENT

        CASCADE CORPORATION (Cascade) and GREGORY S. ANDERSON (GSA) agree as follows:

        1.    Purpose.    GSA has served as a Cascade employee for 24 years, most recently as Senior Vice President—Human Resources. GSA has announced his retirement from Cascade employment, effective June 30, 2008. This Agreement sets forth each party's agreements and undertakings in connection with GSA's retirement.

        2.    Fiscal 2009 Employment and Base Compensation.    Commencing February 1, 2008, and extending through June 30, 2008, GSA shall undertake such projects, and work from such locations, as Cascade's Chief Executive Officer may reasonably request. Cascade shall pay GSA base compensation of $16,667 per month, payable through its payroll system at such times as Cascade makes monthly base compensation payments to other executive-level employees.

        3.    Fiscal 2009 Incentive.    Immediately following June 30, 2008, Cascade shall pay GSA $45,000. Additionally, Cascade shall pay GSA an amount equal to 5/12 of any incentive compensation above $45,000 to which he would have been entitled under Cascade compensation policies effective for the 2009 fiscal year had he remained a Cascade executive officer through January 31, 2009 receiving base salary at the rate of $200,000 per year. Such payment, if any, shall be made when fiscal 2009 incentive payments are made to senior Cascade executives in the USA under Cascade compensation policies. The payment or payments described in this paragraph shall be in satisfaction of all claims GSA may have for incentive compensation relating to services rendered in fiscal 2009.

        4.    Consultant Services.    GSA shall serve as a consultant to Cascade during the period July 1, 2008, through June 30, 2009, on the following terms and conditions:

          (a)   GSA shall render services on such matters, and at such locations, as Cascade may reasonably request, it being understood that the parties will attempt to reach mutual agreement on the scheduling of such services.

          (b)   Cascade shall pay GSA a retainer of $4,166 per month. In addition, Cascade shall pay GSA at the rate of $165 per hour for hours spent on consulting assignments in excess of 300 during the 12-month time period of this consulting arrangement.

          (c)   Cascade shall reimburse GSA for expenses incurred at Cascade's written request, or for which Cascade has given its prior written approval.

        5.    401(k) Participation.    GSA shall be eligible to make deferral contributions, and to receive matching and defined contributions under the Cascade Corporation Savings and Investment Plan based upon compensation earned through June 30, 2008 and applicable Plan provisions.

        6.    Stock Appreciation Rights.    (a) Any Stock Appreciation Rights previously granted to GSA pursuant to Cascade's Stock Appreciation Rights and Restricted Stock Plan which have not vested as of June 30, 2008 shall expire, in accordance with the terms upon which such rights were granted.

        (b)   Any provision of any grant of Stock Appreciation Rights to GSA to the contrary notwithstanding, GSA shall be entitled to exercise Stock Appreciation Rights which are vested as of June 30, 2008, at any time through September 30, 2009; provided, however, any exercise of Stock Appreciation Rights prior to September 30, 2008, must be take place within 30 days following the public announcement of Cascade's quarterly or annual financial results, as the case may be.

        7.    Restricted Shares.    Any provision of any grant of Restricted Shares to GSA notwithstanding, all Restricted Shares previously granted GSA which have not vested as of June 30, 2008, shall fully vest as of June 30, 2009, provided that GSA has complied with his obligations under this Agreement. As a condition of such vesting, GSA shall execute such releases of claims in connection with his retirement from Cascade employment as Cascade may request.

        8.    Medical Coverage.    Cascade shall provide GSA with individual and spousal medical and dental coverage through June 30, 2009, pursuant to the Cascade Medical/Dental Plan or its successor plan as in effect from time to time on the same basis as such coverage is provided to senior Cascade executives in the United States, including employee contribution to cost of coverage. Effective July 1, 2009, GSA shall be eligible to participate in Cascade-sponsored retiree medical plans in accordance with his Cascade service and the plans as in effect from time to time, including retiree contribution requirements. GSA shall contribute toward the cost of coverage on the same basis as Cascade employees or retirees

        9.    Automobile.    At June 30, 2008, Cascade shall transfer ownership of the 2004 Audi automobile presently used by GSA to GSA. Cascade may make any required withholdings in connection with the transfer from amounts otherwise payable to GSA hereunder.

        10.    Withholdings.    All payments to GSA hereunder shall be subject to such withholdings as Cascade may determine it is legally required to make.

        11.    Entire Agreement.    This document represents the parties' entire agreement with respect to its subject matter and may be modified, or any provision waived, only by a writing signed by both parties which expressly modifies or waives such provision. Except as specifically modified by this Agreement, agreements respecting GSA's rights and obligations under the Cascade's Stock Appreciation and Restricted Stock Plan and the Cascade Corporation Savings and Investment Plan shall remain in full force and effect.

        DATED this 25th day of January, 2008.

CASCADE CORPORATION		/s/ GREGORY S. ANDERSON Gregory S. Anderson
By	Gregory S. Anderson
Title	Sr. VP HR
By	Robert C. Warren Jr.	/s/ ROBERT C. WARREN, JR.
Title	President and CEO	Robert C. Warren, Jr.

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AGREEMENT